Exhibit 4.1
NEWFIELD EXPLORATION COMPANY,
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
dated as of February 19, 2010
to Senior Indenture dated as of February 28, 2001
7 5/8% Senior Notes due 2011

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 19, 2010 (this “Supplemental Indenture”), supplements and amends that certain Indenture dated as of February 28, 2001 (the “Original Indenture”) between Newfield Exploration Company, a Delaware corporation (the “Company”) and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association, formerly First Union National Bank), a national banking association, as trustee (the “Trustee”).
     WHEREAS, the Company and the original Trustee have executed and delivered the Original Indenture, and, in accordance with Section 301 of the Original Indenture, established the terms of a series of Securities issued under the Original Indenture designated as the 7 5/8% Senior Notes due 2011 (the “Notes”) pursuant to the Officers’ Certificate dated as of February 28, 2001 (the “Officers’ Certificate,” and together with the Original Indenture, the “Indenture”);
     WHEREAS, on or about February 28, 2001, the Company issued $175,000,000 aggregate principal amount of Notes, all of which Notes are currently outstanding;
     WHEREAS, Section 902 of the Original Indenture provides that, subject to the terms thereof, the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, enter into a supplemental indenture for the purpose of amending the Indenture as it relates to the Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase, of the Notes;
     WHEREAS, the Company has made a tender offer (the “Tender Offer”) to each registered Holder of Notes to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated January 20, 2010, as amended, modified or supplemented (the “Offer to Purchase”), any and all of such Holder’s outstanding Notes for an amount in cash specified in the Offer to Purchase (the “Tender Offer Consideration”);
     WHEREAS, in conjunction with the Tender Offer, the Company has also solicited consents from the Holders for certain proposed amendments (the “Proposed Amendments”) to the Indenture as it relates to the Notes, which Proposed Amendments are contained in this Supplemental Indenture;
     WHEREAS, (1) the Company has received the consent of the Holders of more than a majority in aggregate principal amount of the outstanding Notes for the Proposed Amendments, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 102 of the Original Indenture and (3) the Company has satisfied all other conditions required under the Original Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO THE ORIGINAL INDENTURE
The Original Indenture is hereby amended with respect to the Notes as follows:
     Section 1.1 Section 704 of the Original Indenture is hereby eliminated in its entirety and replaced with the words: “Section 704, INTENTIONALLY OMITTED.”
     Section 1.2 Section 801 of the Original Indenture is hereby eliminated in its entirety and replaced with the words: “Section 801, INTENTIONALLY OMITTED.”
     Section 1.3 Section 802 of the Original Indenture is hereby eliminated in its entirety and replaced with the words: “Section 802, INTENTIONALLY OMITTED.”
     Section 1.4 Section 1006 of the Original Indenture is hereby eliminated in its entirety and replaced with the words: “Section 1006, INTENTIONALLY OMITTED.”
     Section 1.5 Section 1007 of the Original Indenture is hereby eliminated in its entirety and replaced with the words: “Section 1007, INTENTIONALLY OMITTED.”
     Section 1.6 Notwithstanding any provision in the Original Indenture to the contrary, all definitions set forth in Section 101 of the Original Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, and all references to sections of the Original Indenture that are used exclusively in the text of the Original Indenture that are being otherwise eliminated by this Supplemental Indenture shall be deleted in their entirety.
ARTICLE II
AMENDMENTS TO THE OFFICERS’ CERTIFICATE
The Officers’ Certificate is hereby amended with respect to the Notes as follows:
     Section 2.1 Section 10 of the Officers’ Certificate is hereby eliminated in its entirety and replaced with the words: “Section 10, INTENTIONALLY OMITTED.”
     Section 2.2 Section 11 of the Officers’ Certificate is hereby eliminated in its entirety and replaced with the words: “Section 11, INTENTIONALLY OMITTED.”
     Section 2.3 Section 12 of the Officers’ Certificate is hereby eliminated in its entirety and replaced with the words: “Section 12, INTENTIONALLY OMITTED.”

     Section 2.4 Section 13 of the Officers’ Certificate is hereby eliminated in its entirety and replaced with the words: “Section 13, INTENTIONALLY OMITTED.”
     Section 2.5 Notwithstanding any provision in the Officers’ Certificate to the contrary, all definitions set forth in the Officers’ Certificate that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety and all references to sections of the Officers’ Certificate that are used exclusively in the text of the Officers’ Certificate that are being otherwise eliminated by this Supplemental Indenture shall be deleted in their entirety.
ARTICLE III
MISCELLANEOUS PROVISIONS
     Section 3.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
     Section 3.2 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.
     Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 3.4 Successors and Assigns. All agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
     Section 3.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
     Section 3.6 Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

     Section 3.7 Effectiveness. The Original Indenture and Officers’ Certificate, as amended with respect to the Notes by this Supplemental Indenture, are ratified and confirmed and all terms thereof shall remain in full force and effect. This Supplemental Indenture shall not be deemed to modify any provisions of the Original Indenture or the Officers’ Certificate with respect to any Security other than the Notes.
     The Proposed Amendments effected by this Supplemental Indenture shall take effect on the date hereof, provided that each of the parties hereto shall have executed and delivered this Supplemental Indenture; provided, however, that the Proposed Amendments shall be operative only upon, and simultaneously with, and shall have no force and effect prior to, the Company’s notification to the Trustee and the Depositary of its acceptance for purchase of at least a majority in aggregate principal amount of the Notes then outstanding in accordance with the terms of the Tender Offer.
     Section 3.8 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
     Section 3.9 Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
     Section 3.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY
By:	/s/ Terry W. Rathert
	Name:	Terry W. Rathert
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea
	Title:	Vice President